Exhibit 99.2

                                       NEWS RELEASE
SYSCO Corporation                      ------------
1390 Enclave Parkway
Houston, Texas 77077-2099
(281) 584-1390
                                                 FOR MORE INFORMATION
                                       CONTACT:  Diane Day Sanders
                                                 Vice President and Treasurer



           SYSCO Expects EPS of $0.24 for First Quarter of Fiscal 2002

     Houston, August 1, 2001 -- Charles H. Cotros, chairman and chief executive officer of SYSCO Corporation (NYSE: SYY) today appeared on the Bloomberg television network and CNNfn to discuss SYSCO's fiscal 2001 earnings which were announced earlier today and included a 12.8 percent increase in sales and a 30.0 percent increase in diluted earnings per share.

     Mr. Cotros expressed optimism that SYSCO would continue to meet its long-term growth objectives and expects earnings per share of $0.24 for the first quarter of fiscal 2002 that ends September 29, 2001.

     SYSCO is the largest foodservice marketing and distribution organization in North America, generating sales of $21.8 billion for the fiscal year 2001 that ended June 30, 2001. The company provides food and related products and services to about 370,000 customers, including restaurants, healthcare and educational institutions, lodging establishments and other foodservice operations. The SYSCO distribution network currently extends throughout the entire contiguous United States and portions of Alaska, Hawaii and Canada.

Forward-Looking Statements
     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding SYSCO's ability to achieve its long-term growth objectives and expectations with respect to earnings per share for the first quarter of fiscal 2002. These statements involve risks and uncertainties and are based on management's current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include the risks relating to the foodservice distribution industry's relatively low profit margins and sensitivity to general economic conditions; SYSCO's leverage and debt risks; the successful completion of acquisitions and integration of acquired companies; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; and internal factors such as the ability to control expenses. In addition, the decision to pursue acquisitions and "fold-outs" could vary due to construction schedules and the timing of other expenditures, while the implementation and timing of "fold-out" operations and acquisitions could be impacted by competitive conditions, labor issues, weather, satisfactory completion of due diligence and other matters. For a discussion of additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended July 1, 2000 as filed with the Securities and Exchange Commission.


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